EXHIBIT 99.1

Eagle Bancorp Montana, Inc. Completes Second-Step Conversion and $24.6 Million Offering

HELENA, Mont., April 5, 2010 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT) (Nasdaq:EBMTD) (the "Company") announced today that it has completed its second-step conversion from the partially-public mutual holding company structure to the fully publicly-owned stock holding company structure and has also completed its related stock offering. As a result of the conversion and offering, the Company became the stock holding company for American Federal Savings Bank, and Eagle Financial MHC and Eagle Bancorp ceased to exist.

The Company sold a total of 2,464,274 shares of common stock at a purchase price of $10.00 per share in the offering for gross proceeds of $24.6 million. Stifel, Nicolaus & Company, Incorporated acted as selling agent for the subscription offering and community offerings. Stifel, Nicolaus & Company, Incorporated acted as sole book-running manager and D.A. Davidson & Co. acted as co-manager for the syndicated community offering.

Concurrent with the completion of the offering, shares of Eagle Bancorp common stock owned by the public are being exchanged for shares of the Company's common stock so that Eagle Bancorp's existing stockholders will own approximately the same percentage of the Company's common stock as they owned of Eagle Bancorp common stock immediately prior to the conversion. As a result, Eagle Bancorp stockholders will receive 3.800 shares of the Company's common stock in exchange for each share of Eagle Bancorp common stock they owned immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. After the offering and exchange, the Company will have a market capitalization of approximately $40.8 million.

The shares of common stock sold in the offering and issued in the exchange will begin trading on the Nasdaq Global Market on April 5, 2010 under the trading symbol "EBMTD" for the first 20 trading days, and thereafter the trading symbol will be "EBMT." Stock certificates for shares purchased in the subscription and community offerings are expected to be mailed to purchasers on or about April 5, 2010. Eagle Bancorp stockholders holding shares in street name will receive shares of Company common stock and cash in lieu of fractional shares into their brokerage accounts. On or about April 9, 2010, the Company's exchange agent will mail a letter of transmittal to Eagle Bancorp stockholders holding shares in certificated form. After returning their stock certificates and a properly completed letter of transmittal, the stockholders will be mailed stock certificates for their shares of Company common stock and a check representing cash in lieu of fractional shares.

Nixon Peabody LLP served as special counsel to the Company and Eagle Bancorp for the conversion and offering. Luse Gorman Pomerenk & Schick served as special counsel to Stifel, Nicolaus & Company, Incorporated and D.A. Davidson & Co.

Founded in 1922 and headquartered in Helena, Montana, Eagle Bancorp Montana, Inc., through its subsidiary American Federal Savings Bank, operates seven branch locations in the state of Montana. American Federal Savings Bank offers a complete line of retail and commercial banking products as well as mortgage servicing to the communities it serves.

Forward-Looking Statements -- This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

CONTACT:  Eagle Bancorp Montana, Inc.
          Peter J. Johnson, President and Chief Executive Officer
            (406) 457-4006
          Clint J. Morrison, Senior Vice President and
           Chief Financial Officer
            (406) 457-4007